UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 25, 2009
(Date of earliest event reported)

VISTA INTERNATIONAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4704 Harlan St., Suite 685, Denver, Colorado 80212
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure

    On February 25, 2009, Vista International Technologies, Inc. provided an update on its tire facility operations in Hutchins. TX. The facility was reopened in August, 2008 after being closed for more than 11 months, since September, 2007. The facility had been closed down all of 2nd quarter 2007 for clean up of the yard, then briefly operated until mid 3rd quarter due to equipment failure from lack of proper maintenance of the equipment for years. Since reopening, the facility has increased its volume of waste tires that it has received from various transporters on a monthly basis. The facility is approaching cash flows which will enable it to cover its direct operating costs with only revenues from tipping fees. The waste tires are shredded and disposed of through an arrangement with the City of Dallas landfill which uses the existing tires chips and shreds in further development of their existing landfill site.

    Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward looking statements” included in our reports which are filed with the Securities and Exchange Commission.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Announcement regarding above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISTA INTERNATIONAL TECHNOLOGIES, INC.

Dated: February 25, 2009	By:	/s/ Barry J. Kemble
Barry J. Kemble, Chief Executive Officer

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